eDiets.com Names David J. Schofield President and CEO


Deerfield Beach, Fla., September 12, 2000 - eDiets.com, Inc. (OTCBB:EDET), the leading subscription-based online diet, fitness and counseling center located at http://www.eDiets.com, today announced the appointment of David Schofield to president and chief executive officer, and to the company's Board of Directors. David Humble, eDiets.com's founder and majority shareholder, continues as Chairman.

Schofield comes to eDiets.com from Rexall Showcase International, the direct sales division of Rexall Sundown, Inc., where he served as president and COO since 1997 as well as a member of the Board of Directors of the Direct Selling Association and The Direct Selling Education Foundation. With sales in excess of $800 million, Rexall Sundown is the largest nutritional company in the United States and recently became an indirect wholly owned subsidiary of Royal Numico N.V. (http://www.numico.com), a world leader in specialized nutrition under well-known brand names like Nutricia, Milupa, Cow & Gate, Sundown and GNC.

While at Rexall, Mr. Schofield developed and implemented a global strategic business plan, which resulted in an increase in sales - from $75 million to $172 million - and profitability, and positioned Rexall Showcase International as an industry leader, all within a three-year period. Prior to Rexall, Schofield held positions as vice president and general manager of the Images Division within Office Depot, the largest office supply retailer in the world with over $10 billion in sales, and was senior vice president of domestic and international operations for Pip Printing, one of the largest quick printing franchises in the country.

"eDiets.com has completed the startup phase, established a base of 140,000 paying subscribers, and built a community of 2.5 million," said David Humble, founder and chairman of eDiets.com. "Given the current Internet environment, we are fortunate to be in a position to attract top management talent such as David Schofield, and we are confident that he will build on our leadership position and take us to the next level."

During his tenure at Rexall, Schofield was also responsible for developing the company's initial e-commerce strategies as well as developing and launching an entirely new Internet business model, Rexall.com. Launched in early 2000, Rexall.com's Internet business model has proven to be one of the most successful within the $85 billion global direct selling industry. In addition, he executed an aggressive international expansion strategy, developed a very highly regarded management team in the industry, expanded the company's core nutritional product line by adding customized, nutritional, herbal and personal care products, and launched "Body Synergy," an extensive weight-loss product line.

"I am very excited to join the eDiets.com team," Schofield said, "eDiets.com is already the leader of the Internet diet space and after a very careful review of the company's unique subscription-based business model, I realized that it is poised to become the leading weight loss, and overall wellness company, in the world. I look forward to leading eDiets.com to much greater levels of success by increasing market penetration in the United States, as

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well as expanding into new markets abroad."

eDiets.com is the leading online diet center in a $33 billion market. The company's online strength is its category leadership position and significant marketing presence on America Online (NYSE:AOL), Yahoo (Nasdaq:YHOO), iVillage (Nasdaq:IVIL), and Women.com (Nasdaq:WOMN), the major gateways to eDiets.com's, and its competitors, target market. The company has differentiated itself from offline competitors with service personalization, 24/7 convenience, and a substantially lower cost basis. In May 2000, eDiets.com was named a Forbes "Best of the Web" Fitness and Nutrition Web site by Forbes Magazine for the year 2000 and, according to USA Today, in June 2000 eDiets.com was ranked the 4th most trafficked site on the Internet in the Health category by Media Metrix, Inc.

About eDiets.com

eDiets.com, Inc. (OTCBB:EDET), founded in 1996 and with a community of over 2.5 million newsletter subscribers, is the leading online diet center. The Company has earned category leader status pursuant to the 1997 introduction of personalized diet programs based on individualized responses to a comprehensive online personal profile questionnaire, which elicits information regarding weight-loss goals, lifestyle, food preferences and/or restrictions, pertinent medical conditions, fitness level and attitude. eDiets.com members enjoy the benefits of a "virtual dietitian" that creates customized weekly meal plans, daily checklists, and grocery shopping lists, and provides both on and offline support. eDiets.com also issues one of the Internet's most popular health and diet newsletters, eDiets News, to over 2.5 million subscribers. eDiets.com was named a Forbes "Best of the Web" fitness and nutrition Web site by Forbes magazine for the year 2000.

Headquartered in Deerfield Beach, Florida, eDiets.com's management team consists of licensed dietitians and psychologists, a technical staff, and an experienced corporate organization.

Note to editors: For company or service information, contact eDiets.com, Inc. 3467 Hillsboro Boulevard, Deerfield Beach, Florida, (954) 360-9022. Readers can also access our Web site at http://www.eDiets.com.

Certain statements made herein that use the words " estimate", "project", "intend", "expect", "believe" and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, changes in general economic and business conditions, changes in product acceptance by consumers, effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, and inability to obtain sufficient financing. For additional information regarding these and other risks and uncertainties associated with eDiets.com business, reference is made to the prospectus in the Registration Statement on Form SB-2 and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

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Jason Schlossberg | Middleberg Euro rscg | 212.699.2564

" Communications for the New Economy "

http://www.middleberg.com

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